Exhibit 15.1

Letter of Acknowledgment Re: Unaudited Financial Information

The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-58225) pertaining to the 1993 Stock Option and Incentive Plan, the Registration Statements (Forms S-8 No. 333-62831, No. 333-62835, No. 333-62839, No. 333-62843, and No. 333-62841) pertaining to the registration of an aggregate of 225,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees, the Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-110268) pertaining to the registration of an aggregate of 804,000 shares of common stock pursuant to the certain Non-Qualified Stock Option Agreements for various employees, and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectuses of our report dated July 30, 2004, relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. that is included in its Form 10-Q for the quarter ended June 30, 2004.

                                                                                                        ERNST & YOUNG LLP

Oklahoma City, Oklahoma

July 30, 2004